EXHIBIT 99.4

UNAUDITED PRO FORMA FINANCIAL DATA

The unaudited pro forma financial data is based on our historical consolidated financial statements and the historical combined financial statements of the ConAgra Foods Chicken Business.  The unaudited pro forma financial data reflects the acquisition of the ConAgra Foods Chicken Business, which occurred on November 23, 2003 and the issuance of 9 1/4% senior subordinated notes due 2013, which were issued by the Company on November 21, 2003 to partially finance the acquisition as well as other debt financing used to fund the acquisition and the common stock issued to ConAgra Foods, Inc. to complete the acquisition.  The assumptions and adjustments are described in the notes to the unaudited pro forma financial data, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of the ConAgra Foods Chicken Business based on preliminary estimates of their respective fair values.

Based on the estimated closing balance sheet of the ConAgra Foods Chicken Business, and our common stock data through five days prior to closing, the acquisition is valued at approximately $668 million.  This was funded by $100 million of 9 1/4% senior subordinated notes due 2013, and other borrowings discussed in the notes to the pro forma financial statements, and the issuance of 25,443,054 shares of our common stock to ConAgra Foods valued at $14.05 per share.  The purchase price is not final and is subject to adjustment based on the audited closing balance sheet of the ConAgra Foods Chicken Business, which is anticipated to be finalized during fiscal 2004.  Any adjustment to the purchase price will result in a cash payment between ConAgra Foods and Pilgrim’s Pride based on the final adjusted audited net book value of the ConAgra Foods Chicken Business.  The shares issued to ConAgra Foods will not change.  The Company cannot currently estimate the ultimate adjustment to the final purchase price as a result of the audit of the closing balance sheet.  Our unaudited pro forma statements of operations have been presented as if the acquisition of the ConAgra Foods Chicken Business had occurred at the beginning of the fiscal year ended September 27, 2003, while the unaudited pro forma balance sheet has been presented as if the acquisition occurred on September 27, 2003. The most recent fiscal year of ConAgra Foods and the ConAgra Foods Chicken Business ended May 25, 2003, and Pilgrim’s Pride’s most recent fiscal year ended September 27, 2003. As a result, the combined pro forma financial statements have been prepared by adjusting the ConAgra Foods Chicken Business quarterly results to more closely match the applicable Pilgrim’s Pride reporting periods. However, the ConAgra Foods Chicken Business information has been included with a one-month lag to the Pilgrim’s Pride reporting period.

Our unaudited pro forma financial data should be read in conjunction with our historical consolidated financial statements and the historical combined financial statements of the ConAgra Foods Chicken Business included in this Current Report on Form 8-K.  Our unaudited pro forma financial data does not purport to represent what our results of operations would have been if the transactions listed above had actually been completed as of the date indicated and are not intended to project our financial position or results of operations for any future period.

Pilgrim’s Pride Corporation

Unaudited Pro Forma Condensed Balance Sheet

September 27, 2003

(in thousands)

	Pilgrim’s Pride	ConAgra Foods Chicken Business (A)	Pro Forma Adjustments		Pro Forma Combined

Current assets:
Cash and cash equivalents	$16,606	$1,707	$(1,707	)(B)	$16,606
Accounts receivable	127,020	112,979	—		239,999
Inventories	340,881	200,259	—		541,140
Prepaids and other current assets	6,201	8,817	771	(J)	15,789
Total current assets	490,708	323,762	(936)		813,534
Other assets:
Property, plant and equipment, net	735,474	413,013	87,957	(D)	1,236,444
Other long-term assets	31,302	37,378	(37,891	)(C)	29,180
			2,500	(I)
			(4,109	)(K)
	$1,257,484	$774,153	$47,521		$2,079,158
Current liabilities:
Accounts payable and other current liabilities	$266,667	$136,420	$—		$403,087
Current deferred income tax	10,242	13,362	(13,362	)(C)	10,242
Current maturities of long term debt	2,680	120	7,818	(E)	10,618
Total current liabilities	279,589	149,902	(5,544)		423,947
9 1/4% Subordinated Notes	—	—	100,000	(E)	100,000
Other long-term debt	415,965	16,641	202,200	(E)	634,806
Deferred income taxes	113,988	11,239	(11,239	)(C)	113,988
Other long term liabilities	1,246	1,000	—		2,246
Total stockholder’s equity	446,696	595,371	(237,896	)(D)	804,171
Total liabilities and equity	$1,257,484	$774,153	$47,521		$2,079,158

Pilgrim’s Pride Corporation

Unaudited Pro Forma Statement of Operations

For the Year Ended September 27, 2003

(in thousands, except per share data)

	Pilgrim’s Pride	ConAgra Foods Chicken Business (A)	Pro Forma Adjustments		Pro Forma Combined

Net sales	$2,619,345	$2,342,164	$4,500	(H)	$4,966,009
Cost of sales	2,465,341	2,275,858	(4,496	)(G)	4,736,703
Non-recurring recoveries	(46,479)	—	—		(46,479)
Selling, general and administrative expenses	136,870	91,382	—		228,252
Operating income	63,613	(25,076)	8,996		47,533
Interest expense, net	37,981	28,459	(2,570	)(E)	63,870
Other (income) expense, net	(37,603)	—	—	(D)	(37,603)
Income before taxes	63,235	(53,535)	11,566		21,266
Income tax expense (benefit)	7,199	(19,980)	4,303	(F)	(8,478)
Net income	$56,036	$(33,555)	$7,263		$29,744
Earnings per common share:
Basic	$1.36				$0.45
Diluted	1.36				0.45
Weighted average shares outstanding:
Basic	41,113		25,443		66,556
Diluted	41,113		25,443		66,556

NOTES TO THE UNAUDITED PRO FORMA FINANCIAL DATA

(A)           The fiscal year of the ConAgra Foods Chicken Business ended May 25, 2003, and the fiscal year of Pilgrim’s Pride ended September 27, 2003. As a result, the combined pro forma financial statements have been prepared by adjusting the ConAgra Foods Chicken Business quarterly results to more closely match the Pilgrim’s Pride reporting period. However, the ConAgra Foods Chicken Business information has been included as of August 24, 2003, which represents a one-month lag to the Pilgrim’s Pride reporting period.  In addition, certain reclassifications have been made to the ConAgra Foods Chicken Business’s historical financial statements to conform to the presentation used by Pilgrim’s Pride.

(B)             Elimination of ConAgra Foods Chicken Business cash distributed prior to closing.

(C)             Represents the elimination of the balance sheet amounts related to derivatives and hedging and goodwill which are not being acquired. In addition, deferred income taxes are eliminated because Pilgrim’s Pride will step-up the tax basis of assets to the value of the acquisition.

(D)            The ConAgra Foods Chicken Business acquisition will be accounted for as a purchase business combination. The Unaudited Pro Forma Financial Statements do not include any adjustments related to restructuring costs or recurring benefits expected from synergies. The purchase price allocation is preliminary and further adjustments may be made based on the completion of final valuation and other studies.  We are in the process of completing a valuation of fixed assets, supply agreements and other agreements and adjust purchase price accordingly. The final valuation of fixed assets, supply agreements and other agreements is not expected to result in a material change to the unaudited pro forma financial data.  The final purchase price is dependent on the final audited adjusted net book value of the ConAgra Foods Chicken Business assets and liabilities at closing. The following table summarizes the net assets acquired based on the August 24, 2003 balance sheet of the ConAgra Foods Chicken Business. Purchase consideration is based on value of the acquisition as determined by the estimated closing balance sheet of the ConAgra Foods Chicken Business, the closing price of Pilgrim’s Pride Class A common stock on November 17, 2003, five days prior to closing.  The purchase price is not final and is subject to adjustment based on the audited closing balance sheet of the ConAgra Foods Chicken Business, which is anticipated to be finalized during fiscal 2004.  Any adjustment to the purchase price will result in a cash payment between ConAgra Foods and Pilgrim’s Pride based on the final adjusted audited net book value of the ConAgra Foods Chicken Business.  The shares issued to ConAgra Foods will not change.  The Company cannot currently estimate the ultimate adjustment to the final purchase price as a result of the audit of the closing balance sheet.

The preliminary purchase price is based on the estimated closing balance sheet of the ConAgra Foods Chicken Business as follows (in thousands except share and per share amounts):

Net book value of ConAgra Foods Chicken Business (less cash)	$593,664
Less assets and liabilities not acquired (C)	13,290
580,374
Purchase consideration
Pilgrim’s Pride common stock 25,443,054 shares at $14.05 per share	357,475
Other Long-Term Debt (including $5,981,000 for transaction costs)	210,018
9 1/4% Senior Subordinated Notes Due 2013 (less one month prepaid interest, and debt issuance costs)	96,729
Transaction costs incurred at September 27, 2003	4,109
Total consideration	668,331
Purchase price adjustment	$87,957

The Company expects that substantially all of this adjustment will be included to adjust the basis of property, plant and equipment to fair value.

(E)              Represents adjustments to long-term debt and interest expense to consider the following attributes of the acquisition of the ConAgra Foods Chicken Business;

i.                              Elimination of the corporate allocation: finance charge previously allocated by ConAgra Foods.

ii.                           Increase in interest expense resulting from the issuance of 9 5/8% Senior Notes due 2011 assumed to be outstanding for the entire year.  The 9 5/8% notes were issued in August 2003 for net proceeds of $103.5 million, which were used to pay down existing borrowings under the revolving term credit facility pending the closing of the acquisition.  This adjustment reflects these borrowings as being outstanding for the entire year.

iii.                        Increase in long-term debt resulting from the issuance of 9 1/4% senior subordinated notes in November 2013.

iv.                       Increase in long-term debt resulting from the issuance of $80.0 million in senior notes from an insurance company having an interest rate equal to United States treasury rates plus 2.6% due in 2014.

v.                          Increase in long-term debt resulting from the issuance of $20.0 million in senior notes having an interest rate equal to United States treasury rates plus 2.6%; due in 2010.

vi.                       As discussed above, borrowings under the credit facility were paid down with the proceeds from the August 2003 issuance of the 9 5/8 senior notes and were re-borrowed upon the closing of the acquisition.  In addition, an additional $9.8 million was borrowed to finance the closing of the acquisition.

vii.                    Consideration of the 1% guarantee fee paid to the company’s major stockholder, for his guarantees on the secured debt described in iv. and v. above.

(F)              Represents the adjustment to estimated income tax expense as a result of the ConAgra Foods Chicken Business acquisition and the pro forma adjustments.

(G)             Represents the adjustment to depreciation expense based on the fair value preliminarily assigned to property, plant and equipment. On average, the useful life assigned to the property, plant and equipment is assumed to be 10 years.

(H)            In connection with the stock purchase agreement, Pilgrim’s Pride executed supply agreements under which Pilgrim’s Pride will continue to provide poultry to the other divisions of ConAgra Foods.  Historically, the intercompany transfer of certain products was done at values that approximated cost. The supply agreements with ConAgra Foods have two primary sales provisions, summarized as follows:

•                              A pricing structure that covers a specific plant, which is substantially dedicated to producing chicken for a ConAgra Foods facility (Specific Plant Pricing Structure), will sell products to ConAgra Foods on a cost plus a specified cent per pound mark-up.  Approximately one-half of the pounds sold to other ConAgra Foods operations would have been produced under the Specific Plant Pricing Structure.

•                              A pricing structure that generally covers all other sales to ConAgra Foods facilities (All Other Pricing Structure) specifies sales price based on a negotiated periodic adjustment to the representative thirteen-week average of a market-based index.  Approximately one-half of the pounds sold to other ConAgra Foods operations would have been produced under the All Other Pricing Structure.

A pro forma adjustment has been included to reflect the increase in net revenues that would result by applying the Specific Plant Pricing Structure to the historical pounds sold applicable to this structure. Although, no specific mark-up is specified in the All Other Pricing Structure the Company believes that the pricing that will result from the operation of these agreements will be at least as favorable as the Specific Plant Pricing Structure. As a result we estimate that the operation of the All Other Pricing Structure if applied on a pro forma basis to historical pounds sold would have increased net revenues and profits by at least an additional $4 million. This amount has not been included, as a pro forma adjustment because the provisions of the All Other Pricing Structure in the supply agreements do not indicate a contractual profit percentage.

(I)                 Represents payment of estimated debt issuance costs incurred in connection with the 9 1/4% senior subordinated notes due 2013.

(J)                Represents one month prepaid interest in connection with the 9 1/4% senior subordinated notes due 2013.

(K)            Reclassification of acquisition costs incurred by Pilgrim’s Pride as of September 27, 2003 to the purchase price.